Exhibit 4.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of April 7, 2005, by and among Curon Medical, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule I hereto (“Investors”).

1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Investors agree to purchase at the First Closing (as hereinafter defined), and the Company agrees to sell and issue to each of the Investors at the First Closing, that number of whole shares of the Company’s common stock (the “Common Stock”) set forth opposite each Investor’s name on Schedule I hereto (collectively, the “First Closing Shares”). In addition, Investors agree to purchase at the Second Closing (as hereinafter defined), contingent solely upon the Stockholder Approval Event (as hereinafter defined), and the Company agrees to sell and issue to such Investors at the Second Closing, that number of whole shares of the Company’s Common Stock set forth opposite each Investor’s name on Schedule I hereto (collectively, the “Second Closing Shares,” and, together with the First Closing Shares, the “Shares”). The purchase price per share for the Shares shall be $0.65 (the “Purchase Price”). In consideration thereof, the Company shall also issue warrants to the Investors in substantially the form of Exhibit A hereto (warrants issued in connection with the First Closing, the “First Closing Warrants,” and warrants issued in connection with the Second Closing, the “Second Closing Warrants,” and, together, the “Warrants;” and the Warrants together with the Shares, the “Securities”) for the purchase of 0.5 shares of Common Stock (the “Warrant Shares”) for each share of Common Stock issued to such Investors hereunder.

1.1 First Closing. The first closing of the purchase and sale of Shares (the “First Closing”) shall be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California (“WSGR”), on April 8, 2005 at 9:00 a.m., or at such other time and place upon which the Company and Investors shall agree. The amount of Securities to be issued in the First Closing shall, in any event, be less than that amount of Securities which issuance would require stockholder approval as specified by the Marketplace Rules of the Nasdaq Stock Market.

1.2 Second Closing. The second closing of the purchase and sale of Shares (the “Second Closing,” the First Closing and the Second Closing shall each be a “Closing”) shall be held at the offices of WSGR, as soon as practicable after the satisfaction or inapplicability of the Stockholder Approval Event (as hereinafter defined). Payment of the purchase price for the Second Closing Shares and the Second Closing Warrants shall be deposited with Mellon Investor Services LLC (the “Escrow Agent”) by wire transfer of same day funds concurrent with the payment for the Securities to be sold and issued in the First Closing (the “Escrowed Funds”).

1.3 Delivery. Within three business days of the applicable Closing, as the case may be, the Company shall deliver to the Investors a certificate representing the Shares being purchased thereby and Warrants.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth in the Company SEC Documents (as defined herein):

2.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in the State of California. Such qualification is not presently required in any other jurisdiction where a failure to so qualify would have a material adverse effect on the Company.

2.2 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which 24,819,374 shares of Common Stock were issued and outstanding as of February 28, 2005. No shares of preferred stock are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of February 28, 2005, the Company has reserved 214,980 shares of Common Stock for issuance upon the exercise of stock options granted under the Company’s 1997 Stock Option Plan, no shares are available for future grant under the Company’s 1997 Stock Option Plan, 3,206,446 shares of Common Stock for issuance upon the exercise of stock options granted under the Company’s 2000 Stock Option Plan, and 3,110,860 shares of Common Stock are available for future grant under the 2000 Stock Option Plan, and 975,975 shares of Common Stock are available for purchase under the Company’s 2000 Employee Stock Purchase Plan, and 1,474,542 shares of Common Stock for issuance upon the exercise of outstanding warrants to purchase Common Stock (without giving effect to any dilution adjustments to outstanding warrants as a consequence of the transactions herein). Except as disclosed in the Company SEC Documents (as defined below), there are no other options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company.

2.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the execution and delivery of, and the consummation of the transactions contemplated by this Agreement and the performance of all obligations of the Company under this Agreement, has been taken. This Agreement, upon execution and delivery by the Company and assuming the due and proper execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

2.4 Valid Issuance of Common Stock. The First Closing Shares to be sold hereby has been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. Except for the preemptive rights granted by the Company pursuant to that certain Securities Purchase Agreement dated February 4, 2004 by and among the Company and certain investors thereto, the issuance and sale by the Company of the First Closing Shares and the Second Closing Shares pursuant to this Agreement are not subject to any preemptive or other subscription or purchase rights of any Person. For purposes of this Agreement, “Person” shall mean an individual, a corporation, a partnership (general or limited), a joint venture, an association, an organization, a trust or any other entity.

2.5 Governmental Consents. No registration, authorization, approval, qualification or consent of any court or governmental authority or agency or self-regulatory organization, including the NASD, is necessary in connection with the execution and delivery of this Agreement or the offering, issuance or sale of the Shares under this Agreement, except (i) exemptive filings under applicable securities laws which are not required to be made until after the First Closing and (ii) the registration of the Shares as set forth below.

2.6 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby in accordance with their respective terms do not and will not (i) conflict with or violate any provision of the Company’s or any subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or subsidiary debt or otherwise) or other understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

2.7 SEC Documents; Material Contracts; Financial Statements. The Company has filed all documents required to be filed under the Exchange Act of 1934, as amended (the “1934 Act”). The information contained in (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and (b) the Company’s Proxy Statement for its 2004 Annual Meeting of Stockholders (together, the “Company SEC Documents”), is true and correct in all material respects as of their respective dates. The financial statements of the Company included in the Company SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission (the “SEC”) with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and any subsidiaries at the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal, recurring adjustments).

2.8 Litigation. There is no pending or threatened lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation (“Litigation”) to which the Company is a party or by which any material portion of its assets, taken as a whole, may be bound and which Litigation, if adversely determined, would have a material adverse effect on the Company’s assets, liabilities, financial condition or operations.

2.9 Material Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in the SEC Documents, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed $50,000) not required to be reflected in the Company’s financial statements pursuant to United States generally accepting accounting principles or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans and consistent with past practice. The Company does not have pending before the SEC any request for confidential treatment of information.

2.10 Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

2.11 Compliance. Neither the Company nor any subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any subsidiary under), nor has the Company or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a material adverse effect.

2.12 Regulatory Permits. The Company and the subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

2.13 Title to Assets. The Company and the subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and valid title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all liens, except for liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the subsidiaries. Any real property and facilities held under lease by the Company and the subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

2.14 Patents and Trademarks. The Company and the subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect (collectively, the “Intellectual Property Rights”). To the knowledge of the Company, neither the Company nor any subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any subsidiary violates or infringes upon the rights of any person. Except as set forth in the SEC Documents, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights.

2.15 Insurance. The Company and the subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company in its reasonable judgment deems appropriate. The Company has no reason to believe that it will not be able to renew its and the subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

2.16 Transactions With Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

2.17 Internal Accounting Controls. The Company and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in the 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-K under the 1934 Act for the Company’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal controls that would be required to be disclosed pursuant to Item 308(c) of Regulation S-K under the 1934 Act or, to the Company’s knowledge, in other factors that could reasonably be expected to have a material adverse effect on the Company’s internal controls.

2.18 Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3, no registration under the Act is required for the offer, sale and issuance of the Securities by the Company to the Investors under this Agreement. Except as disclosed in the SEC Documents, the Company has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or exercised.

2.19 No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

2.20 Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided any Investor or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3. Representations, Warranties and Covenants of the Investors. Each investor hereby represents, warrants, and covenants that:

3.1 Authorization. Such Investor has full power and authority to execute and deliver, and to consummate the transactions contemplated by the Closing and this Agreement. All corporate action on the part of such Investor, its officers, directors and stockholders necessary for

(i) the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement, and (ii) as of the First Closing, the performance of all obligations of such Investor under this Agreement, has been taken. This Agreement, upon execution and delivery by such Investor and assuming the due and proper execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

3.2 Purchase Entirely for Own Account. Such Investor represents that the Securities will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

3.3 Disclosure of Information. Such Investor has received all information it considers necessary or appropriate for deciding whether to purchase the Common Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects and financial condition of the Company.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to appropriately identify the inherent risks associated with, and can bear the economic risk of the total lost of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Such Investor has not been organized for the purpose of acquiring the Securities.

3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.6 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this section provided and to the extent this section is applicable, and:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) If reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Each Investor agrees that it will promptly notify the Company of any material changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution.

3.8 Additional Trading Limitations. Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that such Investor was first contacted by the Company or any other Person regarding an investment in the Company and (2) the 20th day prior to the public announcement of the transactions contemplated by this Agreement. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. For purposes of this section, a “Short Sale” includes, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

3.9 Legends. Each certificate or instrument representing Shares shall bear legends in substantially the following forms:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’) AND ARE ‘RESTRICTED SECURITIES’ AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (II) IN COMPLIANCE WITH RULE 144, OR (III) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SUCH SALE, OFFER OR DISTRIBUTION.”

(ii) Any other legends required by California law or other applicable blue sky or state securities laws.

The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register a transfer of any Shares, unless the conditions specified in the foregoing legends are satisfied to the extent applicable.

4. Registration Procedures and Expenses.

4.1 Obligations of the Company. Subject to the receipt of all necessary information from all of the Investors, the Company shall:

(a) use its commercially reasonable efforts to prepare and file with the SEC, within 30 business days after the First Closing (the “Required Filing Date”), a registration statement to enable the resale of the Shares and Warrant Shares acquired or to be acquired pursuant to this Agreement by the Investors (the “Registration Statement”); provided, however, that the Company may defer filing the Registration Statement to ensure compliance with Rule 3-12 of Regulation S-X;

(b) use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) days after the date of the First Closing, or one hundred and twenty (120) days after the date of the First Closing in the event the Registration Statement is reviewed by the SEC (as applicable, the “Required Effective Date”);

(c) make compensatory payments to the Investor in the event the Registration Statement has not been declared effective by the SEC after the Required Effective Date (each payment, a “Late Registration Payment”), provided however, that no further Late Registration Payments shall accrue once the Registration Statement has been initially declared effective by the SEC; each Late Registration Payment is (1) equal to 1% of the Purchase Price paid for the Shares (it being understood that in no event shall any payment hereunder accrue as to the Warrants or the Warrant Shares) purchased by the Investor and not previously sold by the Investor for each 30 day period after the Required Effective Date, pro rated by the number of days elapsed in the applicable 30 day Late Registration Payment period, and (2) payable to the Investor by wire transfer or check within five business days after the earlier of (i) the end of each 30 day period following the Required Effective Date or (ii) the effective date of the Registration Statement;

(d) keep such Registration Statement effective for a period of up to two years, or such lesser period of time as all of the Shares have been sold or can be sold without restriction under Rule 144;

(e) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement;

(f) furnish to each Investor such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of securities;

(g) use commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be requested by each Investor; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act; and

(h) cause all such securities registered pursuant hereunder to be listed, prior to the date of the first sale of such securities pursuant to such registration, on each securities exchange on which similar securities issued by the Company are then listed.

4.2 Additional Registration Statements. If for any reason (i) the SEC does not permit all of the Shares and Warrant Shares to be included in the Registration Statement filed pursuant to Section 4.1(a), or (ii) any outstanding Shares and Warrant Shares (without regard to any exercise caps contained in the Warrants) are not then covered by an effective Registration Statement, then in each such case the Company shall prepare and file within 30 days of realizing such obligation, an additional Registration Statement covering the resale of all such outstanding and issuable Shares and Warrant Shares not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415, on Form S-3 (or other appropriate form for such purpose). The Company shall cause each such Registration Statement to be declared effective under the Act as soon as possible but, in any event, within 120 days of realizing its obligation to file such Registration Statement, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Act.

Not less than four trading days prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto, the Company shall furnish to each holder of Shares or Warrant Shares copies of the “Selling Stockholders” section of such document, the “Plan of Distribution” and any risk factor contained in such document that addresses specifically this transaction or the Selling Stockholders, as proposed to be filed, which documents will be subject to the review of such holder. The Company shall not file a Registration Statement, any prospectus or any amendments or supplements thereto in which the “Selling Stockholder” section thereof differs from the disclosure received from a holder in its Selling Holder Questionnaire (as amended or supplemented).

The Company shall use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Shares or Warrant Shares for sale in any jurisdiction, at the earliest practicable moment.

Upon notification by the SEC that a Registration Statement will not be reviewed or is no longer subject to further review and comments, the Company shall request acceleration of such Registration Statement such that it becomes effective at 5:00 p.m. (New York City time) on the date such Registration Statement is declared effective.

Deliver to each Investor, by 9:00 a.m. (New York City time) on the day following the date such Registration Statement is declared effective, without charge, an electronic copy of each prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto. The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling holders in connection with the offering and sale of the Shares and Warrant Shares covered by such prospectus and any amendment or supplement thereto.

4.3 Suspension of Prospectus. Each Investor acknowledges that there may occasionally be times when the Company determines, in good faith following consultation with its board of directors or a committee thereof, the use of the prospectus forming a part of the Registration Statement (the “Prospectus”) should be suspended until such time as an amendment or supplement to the Registration Statement or the Prospectus has been filed by the Company and any such amendment to the Registration Statement is declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the 1934 Act, provided that the Company shall use commercially reasonable efforts to lift such suspension. Each Investor hereby covenants that it will not sell any Shares or Warrant Shares pursuant to the Prospectus during the period commencing at the time at which the Company gives the Investor written notice of the suspension of the use of the Prospectus and ending at the time the Company gives the Investor written notice that the Investor may thereafter effect sales pursuant to the Prospectus. The Company may, upon written notice to the Investors, suspend the use of the Prospectus for no more than sixty (60) days in the aggregate; and provided further that no suspension shall occur until at least ten (10) trading days after the expiration of any previous suspension. The Company shall in no event be required to disclose the business purpose for which it has suspended the use of the Prospectus if the Company determines in its good faith judgment that the business purpose should remain confidential. Each Investor covenants to notify the Company promptly of the sale of any of its Shares or Warrant Shares, other than sales pursuant to the Registration Statement or sales upon termination of the transfer restrictions herein. Should the Company suspend the use of the Prospectus for more than sixty (60) days in the aggregate, the Company shall make compensatory payments to the Investor (each payment, a “Suspension Payment”), each Suspension Payment is (1) equal to 1% of the Purchase Price paid for the Shares (it being understood that in no event shall any payment hereunder accrue as to the Warrants or the Warrant Shares) purchased by the Investor and not previously sold by the Investor for each 30 day period during which the use of the Prospectus was suspended, pro rated by the number of days elapsed in the applicable 30 day period, and (2) payable to the Investor by wire transfer or check within five business days after the earlier of (i) the end of each 30 day period or (ii) the lifting of each suspension.

4.4 Re-Register on Form S-3. For two years after the date of the First Closing, to the extent the registration of the Shares and Warrant Shares pursuant to Section 4.1 is not made on Form S-3, the Company shall use reasonable efforts re-register the Shares and Warrant Shares on Form S-3 when the Company becomes eligible to register such Shares and Warrant Shares thereon.

4.5 Expenses of Registration. The Company shall pay all expenses in connection with the registration of the Shares and Warrant Shares pursuant to Section 4.1, provided however, that the Company shall not pay any fees and expenses of any counsel or advisors to the Investors or brokerage fees and commissions incurred by them.

4.6 Furnishing of Information. As long as any Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares and Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such person to sell the Shares and Warrant Shares without registration under the Act within the limitation of the exemptions provided by Rule 144.

4.7 Integration. Subject to Section 8 herein, the Company shall not, and shall use its best efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market in a manner that would require stockholder approval of the sale of the Securities to the Investors.

4.8 Subsequent Registrations. Prior to the date the SEC declares the Registration Statement effective, the Company may not file any registration statement with the SEC with respect to any securities of the Company other than registration statements on Form S-4 or Form S-8 promulgated by the SEC.

4.9 No Piggyback on Registrations. Neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in a Registration Statement other than the Shares and Warrant Shares, and the Company shall not during the period the Registration Statement is required to be effective enter into any agreement providing any such right to any of its security holders.

4.10 Piggyback Registrations. If at any time during the period the Registration Statement is required to be effective there is not an effective Registration Statement covering all of the Shares and Warrant Shares and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each holder written notice of such determination and, if within fifteen days after receipt of such notice, any such holder shall so request in writing, the Company shall include in such registration statement all or any part of such Shares and Warrant Shares such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights.

4.11 Securities Laws Disclosure; Publicity. By 9:00 a.m. (New York City time) on the trading day following the execution of this Agreement, and by 9:00 a.m. (New York City time) on the trading day following each of the First Closing and Second Closing, the Company shall issue press releases in forms approved by the Investors disclosing the transactions contemplated hereby. On the Trading Day following the execution of this Agreement the Company will file a Current

Report on Form 8-K disclosing the material terms of this Agreement (and attach as exhibits thereto this Agreement and the Warrant), and on the Trading Day following each of the First Closing and Second Closing the Company will file additional Current Reports on Form 8-K to disclose the First Closing and Second Closing. In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the trading market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the SEC (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the 1934 Act) or any regulatory agency or trading market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or trading market regulations.

4.12 Non-Public Information. The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information.

4.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

4.14 Indemnification. In connection with the Registration Statement required to be filed by the Company pursuant to this Section 4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Investor, the officers, directors and partners of each Investor and each Person, if any, who controls any thereof within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each Investor or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4.3(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to the extent any such loss, claim, damage, liability or action arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Investor, officer, director, partner or controlling Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each Person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Investor expressly for use in connection with such registration; and each Investor will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 4.3(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 4.3(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 4.3(b) exceed the net proceeds from the offering received by such Investor.

(c) Promptly after receipt by an indemnified party under this Section 4.3 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.3, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.3.

(d) If the indemnification provided for in this Section 4.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and each Investor agree that it would not be just and equitable if contribution pursuant to this Agreement were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

(e) The obligations of the Company and Investor under this Section 4.3 shall survive the completion of any offering of securities in a Registration Statement under this Section 4, and otherwise.

4.15 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement and its Warrants are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under the Agreement or its Warrants. The decision of each Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor. Nothing contained herein, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement or their Warrant. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of its Warrants, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Agreement and form of Warrant for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

4.16 Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly,

under this Agreement or its Warrants of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

5. Conditions of Each Investor’s Obligations at the First Closing. The obligations of each Investor to accept delivery of the First Closing Shares and the First Closing Warrants and to make payments therefor are subject to the fulfillment on or before the First Closing of each of the following conditions, any one or more of which may be waived by an Investor with respect to such Investor’s obligation:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the First Closing with the same effect as though such representations and warranties had been made on and as of the date of the First Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing.

5.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

5.4 Opinion of Company Counsel. The Investors shall have received an opinion from counsel to the Company in form and substance reasonably satisfactory to the counsel to SF Capital Partners Ltd.

5.5 Escrow Agreement. The Company shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit B.

6. Conditions of the Company’s Obligations at the First Closing. The obligations of the Company to sell and issue the First Closing Shares and the First Closing Warrants are subject to the fulfillment on or before the First Closing of each of the following conditions by each Investor, any one or more of which may be waived by the Company:

6.1 Representations and Warranties. The representations and warranties of Investors contained in Section 3 shall be true on and as of the First Closing with the same effect as though such representations and warranties had been made on and as of the First Closing.

6.2 Payment of First Closing Purchase Price. The receipt of same-day funds in the full amount of the purchase price for the First Closing Shares by the Escrow Agent as specified in Section 1. The Escrow Agent’s wire instructions are attached hereto as Schedule II.

6.3 Payment of Second Closing Escrow Funds. The deposit of same-day funds in the full amount of the purchase price for the Second Closing Shares with the Escrow Agent as specified in Section 1.

6.4 Escrow Agreement. Each Investor shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit B.

7. Conditions to The Second Closing. The obligations of each Investor to accept delivery of and to make payments for, and the Company’s obligation to sell and issue, the Second Closing Shares and the Second Closing Warrants are subject to (i) the Company’s receipt of stockholder approval for the issuance of the Second Closing Shares and the Second Closing Warrants as may be required pursuant to the rules of the Nasdaq Stock Market (the “Stockholder Approval Condition”); and (ii) the Company’s receipt of stockholder approval for the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by an amount sufficient to issue the Securities to be issued in the Second Closing (the “Certificate Amendment”); and (iii) evidence of the filing of the Certificate Amendment with the Delaware Secretary of State; and (iv) receipt by the Investors of an opinion from counsel to the Company in substantially the form attached hereto as Exhibit C. Upon the satisfaction of the foregoing conditions, (i) the Company will issue to the Investors the Second Closing Shares and Second Closing Warrants; and (ii) the Escrow Agent shall promptly release the Escrowed Funds to the Company consistent with the terms of the Escrow Agreement, and any interest on the Escrowed Funds shall be returned by the Escrow Agent to the Investors. If the Stockholder Approval Condition is not satisfied by June 30, 2005, then the funds deposited with the Escrow Agent for the Second Closing shall be returned to the Investors in the manner specified in the Escrow Agreement.

8. Stockholder Approval Event. The Company is required to seek the stockholder approval in satisfaction of the Stockholder Approval Condition within 45 days of the date of the First Closing (the “Stockholder Approval Termination Date”). The Stockholder Approval Termination Date may be extended by the Company without notice to the Investors for up to an additional 30 days. If Stockholder Approval is not obtained by the Stockholder Approval Termination Date, as extended as provided herein, then the obligation of the Investors to purchase Securities in the Second Closing will be terminable at the option of the Investor, and if terminated, such obligations of the Investor to purchase Securities in the Second Closing shall be deemed null and void. In addition, in the event Stockholder Approval Condition has not been satisfied by the Company on or before the Stockholder Approval Termination Date (as may be extended by the Company), the Company will release the Investors funds from escrow and have the full amount of such funds returned to Investor.

9. Offering Termination Date. Unless terminated earlier in the Company’s sole discretion, the offering herein will expire on the earlier to occur of the Second Closing Date or 11:59 p.m. New York city time on June 30, 2005.

10. Miscellaneous.

10.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive for two years after the execution and delivery of this Agreement.

10.2 Assignment; Successors and Assigns. No provision of this Agreement may be assigned by any Investor without the prior written consent of the Company which shall not be unreasonably withheld. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by personal delivery, facsimile, overnight courier or mailed by certified or registered mail, postage prepaid, return receipt requested, to the facsimile number or address as follows:

Company:

Curon Medical, Inc.

46117 Landing Parkway

Fremont, CA 94538-6407

Facsimile: (510) 661-1899

Attention: President

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Facsimile: (650) 493-6811

Attention: David J. Saul

Investors:

To the facsimile number or address for each respective Investor set forth in Schedule I hereto.

Placement Agent:

SVB Alliant

181 Lytton Avenue

Palo Alto, CA 94301

Facsimile: (650) 330-3010

Attention: Jeff Berry

And its sub-agent

The Robins Group LLC

3220 SW First Ave

Suite 201

Portland, OR 97239

Facsimile: (503) 445-2490

Attention: Marcus W. Robins

or to such other facsimile number or address provided to the parties to this Agreement in accordance with this Section 7.6. Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery, personal delivery or facsimile transmission (as evidenced by the confirmation thereof), or 3 days after deposit in the mails (as determined by reference to the postmark).

10.7 Finder’s Fee. Except for SVB Alliant and The Robins Group LLC, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity based upon obligations incurred by the Company. Notwithstanding the foregoing, at the First Closing, the Company shall reimburse SF Capital Partners Ltd. $20,000 in connection with its legal fees concerning the transactions contemplated by the Transaction Documents (SF Capital Partners Ltd. may deduct such amount from the portion of its investment amount deliverable to the Company at the First Closing), it being understood that Bryan Cave LLP has only rendered legal advice to SF Capital Partners Ltd., and not to the Company or any Investor in connection with the transactions contemplated hereby, and that each of the Company and each Investor has relied for such matters on the advice of its own respective counsel.

10.8 Expenses. Irrespective of whether any Closing is effected, each party shall pay its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and a majority in interest of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. Each Investor acknowledges and agrees that a majority in interest may effect any amendment or waiver hereunder adverse to their interests.

10.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

CURON MEDICAL, INC.

By:	/s/ Larry C. Heaton II
Larry Heaton
President and Chief Executive Officer

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

INVESTORS:

ATLAS EQUITY I, LTD

By:	/s/ Scott Schroeder
Name:	Scott Schroeder
Title:	Authorized Signatory

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

CIMARRON OVERSEAS EQUITY MASTER FUND L.P.

By:	/s/ J.H. Cullum Clark
Name:	J.H. Cullum Clark
Title:	General Partner for General Partner

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

CROWN GROWTH PARTNERS II
CROWN GROWTH PARTNERS, L.P.

By:	/s/ David F. Bellet
Name:	David F. Bellet
Title:	Chairman, Crown Advisors

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

HARVEST CAPITAL, LP

By:	/s/ James Morgan Rutman
Name:	James Morgan Rutman
Title:	Managing Member of Harvest Advisors, L.L.C. its General Partner

HARVEST OFFSHORE INVESTORS, LTD.

By:	/s/ James Morgan Rutman
Name:	James Morgan Rutman
Title:	Managing Member of Harvest Advisors, L.L.C. its General Partner

NEW AMERICANS, LLC

By:	/s/ James Morgan Rutman
Name:	James Morgan Rutman
Title:	Managing Member of Harvest Advisors, L.L.C. its General Partner

CL HARVEST, LLC

By:	/s/ James Morgan Rutman
Name:	James Morgan Rutman
Title:	Managing Member of Harvest Advisors, L.L.C. its General Partner

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

HARVEST AA CAPITAL, LP

By:	/s/ James Morgan Rutman
Name:	James Morgan Rutman
Title:	Managing Member of Harvest Advisors, L.L.C. its General Partner

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

LEWIS OPPORTUNITY FUND LP

By:	/s/ William A. Lewis IV
Name:	William A. Lewis IV
Title:	General Partner

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

MEADOWBROOK OPPORTUNITIES FUND, LLC

By:	/s/ Michael Ragins
Name:	Michael Ragins
Title:	Manager

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

MICRO CAP PARTNERS, L.P.

By:	/s/ William L. Edwards
Name:	William L. Edwards
Title:	General Partner

PALO ALTO HEALTHCARE FUND, L.P.

By:	/s/ William L. Edwards
Name:	William L. Edwards
Title:	General Partner

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

STROLLER TOD WHITE AND LINDA WHITE, TRUSTEES OF THE TOD & LINDA WHITE REVOCABLE TRUST, DATED 5/21/98

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

BRANCO WEISS

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

WILLIAM H. REAVES - PCM

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

YOUNG ENTERPRISE SECURITIES, LLC

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

HUGH AND CONSTANCE FITZPATRICK

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

NANCYE ALLEN FITZPATRICK

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Attorney-in-fact

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

PROMED PARTNERS, L.P.
PROMED PARTNERS II, L.P.

By:	/s/ Barry Kurokawa
Name:	Barry Kurokawa
Title:	Managing Director

PROMED OFFSHORE FUND, LTD.
PROMED OFFSHORE FUND II, LTD.

By:	/s/ Barry Kurokawa
Name:	Barry Kurokawa
Title:	Managing Director

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

SF CAPITAL PARTNERS LTD.

By:	/s/ Brian Stark
Name:	Brian Stark
Title:	Authorized Signatory

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

WALKER SMITH CAPITAL, L.P.

By:	WS Capital Management, L.P., General Partner

By:	WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker
Name:	Reid S. Walker
Title:	Member

WALKER SMITH CAPITAL (QP), L.P.

By:	WS Capital Management, L.P., General Partner

By:	WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker
Name:	Reid S. Walker
Title:	Member

WALKER SMITH INTERNATIONAL FUND, LTD.

By:	WS Capital Management, L.P., as agent and attorney-in-fact

By:	WS Capital, L.L.C., General Partner

By:	/s/ Reid S. Walker
Name:	Reid S. Walker
Title:	Member

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

SRB GREENWAY CAPITAL, L.P.

By:	SRB Management, L.P., General Partner

By:	BC Advisors, L.L.C., General Partner

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Member

SRB GREENWAY CAPITAL (QP), L.P.

By:	SRB Management, L.P., General Partner

By:	BC Advisors, L.L.C., General Partner

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Member

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.

By:	SRB Management, L.P., General Partner

By:	BC Advisors, L.L.C., General Partner

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Member

[Signature Page to Curon Medical, Inc. Stock Purchase Agreement]

Schedule I

Schedule of Investors

Investor Name, Address and Fax Number	First Closing Purchase Price	First Closing Shares	First Closing Warrants	Second Closing Purchase Price	Second Closing Shares	Second Closing Warrants
Atlas Equity I, LTD c/o Balyasny Asset Management LLC Scott Schroeder 181 W. Madison Suite 3600 Chicago, IL 60602 Phone: 312-499-2999 sschroeder@bam-us.com	$497,825.25	765,885	382,942	$1,252,174.95	1,926,423	963,212

Cimarron Overseas Equity Master Fund L.P. c/o Cimarron Biomedical Investors Rob Blakeney 2626 Cole Avenue Suite 200 Dallas, TX 75204 Phone: 214-540-4802 rblakeney@cimarronlp.com	$78,229.45	120,353	60,176	$196,769.95	302,723	151,362

Crown Growth Partners II c/o Crown Advisors David Bellet The Lincoln Building 60 East 42nd Street Suite 3405 New York, NY 10165 Phone: 212-808-5278 bellet@crownadvisors.com	$3,272.75	5,035	2,517	$8,232.25	12,665	6,333

Crown Growth Partners, L.P. c/o Crown Advisors David Bellet The Lincoln Building 60 East 42nd Street Suite 3405 New York, NY 10165 Phone: 212-808-5278 bellet@crownadvisors.com	$45,172.40	69,496	34,748	$113,622.60	174,804	87,402

Harvest Capital, LP c/o Harvest Management LLC John Christ 600 Madison Avenue; 11th Floor New York, NY 10022 Phone: 212-634-3600 Fax: 212-634-3636 mr@harvestmgmt.com jc@harvestmgmt.com	$17,024.15	26,191	13,095	$42,821.35	65,879	32,940

Harvest Offshore Investors, Ltd. c/o Harvest Management LLC John Christ 600 Madison Avenue; 11th Floor New York, NY 10022 Phone: 212-634-3600 Fax: 212-634-3636 mr@harvestmgmt.com jc@harvestmgmt.com	$43,707.95	67,243	33,621	$109,939.05	169,137	84,569

New Americans, LLC c/o Harvest Management LLC John Christ 600 Madison Avenue; 11th Floor New York, NY 10022 Phone: 212-634-3600 Fax: 212-634-3636 mr@harvestmgmt.com jc@harvestmgmt.com	$4,956.90	7,626	3,813	$12,469.60	19,184	9,592

CL Harvest, LLC c/o Harvest Management LLC John Christ 600 Madison Avenue; 11th Floor New York, NY 10022 Phone: 212-634-3600 Fax: 212-634-3636 mr@harvestmgmt.com jc@harvestmgmt.com	$1,889.55	2,907	1,453	$4,753.45	7,313	3,657

Harvest AA Capital, LP c/o Harvest Management LLC John Christ 600 Madison Avenue; 11th Floor New York, NY 10022 Phone: 212-634-3600 Fax: 212-634-3636 mr@harvestmgmt.com jc@harvestmgmt.com	$3,608.80	5,552	2,776	$9,079.20	13,968	6,984

Lewis Opportunity Fund LP Lewis Opportunity Fund LP Austin Lewis 45 Rockefeller Plaza New York, NY 10011 Phone: 212-541-4367 austin@lewisfunds.com	$13,867.75	21,335	10,667	$34,882.25	53,665	26,833

Meadowbrook Opportunity Fund, LLC c/o Meadowbrook Capital Management LLC Dan Elekman 520 Lake Cook Road Suite 690 Deerfield, IL 60015 Phone: 847-876-1220 delekman@meadowbrookcapital.com	$55,471.65	85,341	42,670	$139,528.35	214,659	107,330

Micro Cap Partners, L.P. c/o Palo Alto Investors William Edwards 470 University Avenue Palo Alto, CA 94301 Phone: 650-325-0772	$312,918.45	481,413	240,706	$787,080.45	1,210,893	605,447

Palo Alto Healthcare Fund, L.P. c/o Palo Alto Investors William Edwards 470 University Avenue Palo Alto, CA 94301 Phone: 650-325-0772	$113,788.35	175,059	87,529	$286,211.25	440,325	220,163

Stroller Tod White and Linda White, Trustees of the Tod & Linda White Revocable Trust, dated 5/21/98 c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$56,893.85	87,529	43,764	$143,105.95	220,163	110,082

Branco Weiss c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$142,235.60	218,824	109,412	$357,763.90	550,406	275,203

William H. Reaves – PCM c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$71,117.15	109,411	54,705	$178,881.95	275,203	137,602

Young Enterprise Securities, LLC c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$56,893.85	87,529	43,764	$143,105.95	220,163	110,082

Hugh and Constance Fitzpatrick c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$17,067.70	26,258	13,129	$42,931.20	66,048	33,024

Nancye Allen Fitzpatrick c/o Princeton Capital Management, Inc. Jim Fitzpatrick 47 Hulfish Street Suite 500 Princeton, NJ 08542 Phone: 609-924-6867 info@pcminvest.com	$11,378.25	17,505	8,752	$28,621.45	44,033	22,017

ProMed Partners, L.P. c/o ProMed Management, Inc. Barry Kurokawa 237 Park Avenue 9th Floor New York, NY 10017 Phone: 212-692-3626 bkurokawa@promedmgmt.com	$88,545.60	136,224	68,112	$222,719.90	342,646	171,323

ProMed Partners II, L.P. c/o ProMed Management, Inc. Barry Kurokawa 237 Park Avenue 9th Floor New York, NY 10017 Phone: 212-692-3626 bkurokawa@promedmgmt.com	$22,935.25	35,285	17,642	$57,690.75	88,755	44,378

ProMed Offshore Fund, Ltd. c/o ProMed Management, Inc. Barry Kurokawa 237 Park Avenue 9th Floor New York, NY 10017 Phone: 212-692-3626 bkurokawa@promedmgmt.com	$14,396.20	22,148	11,074	$36,212.80	55,712	27,856

ProMed Offshore Fund II, Ltd. c/o ProMed Management, Inc. Barry Kurokawa 237 Park Avenue 9th Floor New York, NY 10017 Phone: 212-692-3626 bkurokawa@promedmgmt.com	$300,829.75	462,815	231,407	$756,674.75	1,164,115	582,058

SF Capital Partners Ltd. SF Capital Partners Ltd. c/o Stark Offshore Management, LLC 3600 South Lake Drive St. Francis, WI 53235 Attn: Brian Davidson Phone: 414-294-7000 Fax: 414-294-7700 bdavidson@sf-capital.com	$853,414.90	1,312,946	656,473	$2,146,586.00	3,302,440	1,651,220

Walker Smith Capital, L.P. Walker Smith Capital, L.P. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$12,487.80	19,212	9,606	$31,411.90	48,326	24,163

Walker Smith Capital (QP), L.P. Walker Smith Capital (QP), L.P. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$65,712.40	101,096	50,548	$165,287.20	254,288	127,144

Walker Smith International Fund, Ltd. Walker Smith International Fund, Ltd. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$92,481.35	142,279	71,139	$232,618.75	357,875	178,938

SRB Greenway Capital, L.P. SRB Greenway Capital, L.P. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$26,057.20	40,088	20,044	$65,543.40	100,836	50,418

SRB Greenway Capital (QP), L.P. SRB Greenway Capital (QP), L.P. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$16,612.70	25,558	12,779	$41,787.20	64,288	32,144

SRB Greenway Offshore Operating Fund, L.P. SRB Greenway Offshore Operating Fund, L.P. Joe Worsham 300 Crescent Court, Suite 1111 Dallas, TX 75201 Phone: 214-756-6073 joe@walksmith.com	$184,906.15	284,471	142,235	$465,093.85	715,529	357,765

Total	$3,225,699.10	4,962,614	2,481,298	$8,113,601.60	12,482,464	6,241,241

Schedule II

Escrow Agent Wire Instructions

Mellon Bank

ABA 043000261

Reorg Cash

Curon Medical

Acct # 1002331

Attn Evelyn O’Connor

Exhibit A

Form of Warrant

Exhibit B

Escrow Agreement

ESCROW AGENT AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Escrow Agreement”), dated as of April 7, 2005, among Curon Medical, Inc., a Delaware corporation (“Company”), the investors on Schedule A attached hereto (each, an “Investor,” together, the “Investors”), Atlas Equity I, Ltd. (the “Investor Representative”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company (the “Escrow Agent”).

WHEREAS, the Company and the Investors have entered into a Stock Purchase Agreement in connection with a private placement undertaken by the Company (the “Stock Purchase Agreement”); and

WHEREAS, the Company and the Investors have agreed to deposit immediately available funds for a First Closing and a Second Closing (as defined in the Stock Purchase Agreement) (the “Funds”) to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) to be established in accordance with this Escrow Agreement; and

WHEREAS, the Company and the Investors desire to appoint Mellon Investor Services LLC to act as Escrow Agent for the Funds and any other funds deposited or held in the Escrow Account from time to time in accordance with this Escrow Agreement, including without limitation interest, income or earnings thereon (collectively the “Escrowed Property”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1. Appointment of the Escrow Agent and Investor Representative.

The Escrow Agent is hereby appointed, and hereby agrees, to act as the Escrow Agent hereunder upon the terms set forth herein, and to accept the Funds, deposit the Funds in the Escrow Account and otherwise perform the duties of the Escrow Agent expressly set forth in this Escrow Agreement. The Escrow Agent shall hold and safeguard the Funds and any other Escrowed Property deposited or held from time to time in the Escrow Account during the term of this Escrow Agreement. The Investor Representative is hereby appointed, and hereby agrees, to act as attorney-in-fact on behalf of all of the Investors with regards to the subject matter of this Escrow Agreement.

Section 2. Receipt of Property.

(a) The Escrow Agent hereby acknowledges receipt from the Investors of immediately available funds in the aggregate amount of $11,339,300.70.

(b) So long as the Escrow Agent is holding the Funds or any other funds or cash in the Escrow Account in accordance with this Agreement, it shall invest such Funds in, and pay interest at the Dreyfus General Money Market Fund Class B rate. All income and earnings from the investment of the Escrowed Property shall be credited to, and become a part of, the Escrowed Property, and any losses on any such investments shall be debited to the Escrow

Account. The Escrow Agent shall have no duty, responsibility or obligation to invest any funds or cash held in the Escrow Account other than in accordance with this Section 2(b). The Escrow Agent shall have no liability or responsibility for any investment losses, including without limitation any market loss on any investment liquidated (whether at or prior to maturity) in order to make a payment required under this Escrow Agreement. The Escrow Agent may, in making or disposing of any investment permitted by this Escrow Agreement, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

Section 3. Disbursements from Escrow Account.

(a) At any time on or before June 30, 2005 (the “Escrow Termination Date”), the Escrow Agent shall make disbursements from the Escrow Account upon receipt of joint written instructions executed by the Investor Representative and an Appropriate Officer of the Company instructing the Escrow Agent how to disburse the Escrowed Property or any part thereof (including without limitation income or earnings thereon), and specifically setting forth the exact amount of cash to be disbursed and the identity of the person or entity to which a disbursement is to be made, then the Escrow Agent shall forthwith transfer from the Escrow Account and disburse the Escrowed Property or such part thereof in accordance with such instructions.

(b) Without affecting any of the rights and obligations of Escrow Agent or limiting the provisions of section 3(a) hereof, and for the sole purpose of setting forth the rights and obligations of the Investors, the Investor Representative, and the Company with regards to the release of the Escrowed Property, the Investors, the Investor Representative, and the Company agree that:

(i) In the event the conditions to the First Closing are fulfilled, by satisfaction or waiver, by both the Company and the Investors prior to the Escrow Termination Date, pursuant to Section 3(a) hereof, the Investor Representative shall execute joint written instructions with an Appropriate Officer of the Company to direct Escrow Agent to promptly disburse all Funds attributable to the First Closing to the Company;

(ii) In the event the conditions to the Second Closing are satisfied prior to the Escrow Termination Date, the Investor Representative shall execute joint written instructions with an Appropriate Officer of the Company to direct Escrow Agent to promptly disburse the Funds to the Company, and any remaining Escrowed Property shall be returned to the Investors;

(iii) In the event the conditions to the Second Closing are not satisfied prior to the Escrow Termination Date, the Company shall cause an Appropriate Officer of the Company to execute joint written instructions with the Investor Representative to direct Escrow Agent to promptly disburse the Escrowed Property to the Investors in accordance with their pro rata interest therein; and

(iv) Notwithstanding the foregoing, in the event the Company has not received stockholder approval of the transactions contemplated by the Stock Purchase Agreement within 75 days of the date hereof, the Company shall cause an Appropriate Officer of the Company to execute joint written instructions with the Investor Representative to direct Escrow Agent to promptly disburse that portion of the Escrowed Property to an Investor who elects to have its pro rata portion of the Escrowed Property released from escrow.

(c) The Escrow Agent shall disburse the Escrowed Property only in accordance with this Section 3 or Section 5.

(d) For purposes of this Escrow Agreement, the term “Appropriate Officers” means the President, Chief Executive Officer, or Chief Financial Officer of the Company as set forth on the Company’s most recently filed report with the Securities and Exchange Commission.

(e) The transfer of any of the Escrowed Property by the Escrow Agent to any party pursuant to this Section 3 shall be made by such means as shall be set forth in the joint instructions from the Company and the Investors delivered and satisfactory to the Escrow Agent.

Section 4. The Escrow Agent.

The Escrow Agent:

(i) shall act hereunder as an escrow agent only and shall not be responsible or liable in any matter whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, income, earnings or other amounts deposited with or held by it or for the identity, authority or rights of any person or entity executing and delivering or purporting to execute or deliver any thereof to the Escrow Agent;

(ii) shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof;

(iii) shall not be liable for any error of judgment or for any action taken, suffered or omitted to be taken except in the case of its own gross negligence or bad faith, as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. In no event shall the Escrow Agent be (A) liable for acting in accordance with a notice, instruction, direction, request or other communication, paper or document from the Company or the Investor Representative or (B) liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the

Escrow Agent under this Escrow Agreement will be limited to the amount of fees paid to the Escrow Agent;

(iv) may consult with and obtain advice from counsel (who may be counsel to a party hereto or an employee of the Escrow Agent) and shall be fully protected in taking, suffering or omitting to take any action in reliance on said advice;

(v) shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Stock Purchase Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Escrow Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Escrow Agreement;

(vi) may execute or perform any duty, responsibility or obligation hereunder either directly or through agents, attorneys, accountants or other experts;

(vii) may engage or be interested in any financial or other transaction with the Company or any party hereto or affiliate thereof, and may act on, or as depositary, trustee or agent for, any committee or body of holders of obligations of such party or affiliate, as freely as if it were not the Escrow Agent hereunder;

(viii) shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it;

(ix) shall not take instructions or directions except those given in accordance with this Escrow Agreement;

(x) shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication); and

(xi) shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

Section 5. Miscellaneous.

(a) Fees and Expenses. The Escrow Agent shall be entitled to reasonable compensation for its services as Escrow Agent hereunder in accordance with the Schedule of Fees attached hereto. The Company shall pay all amounts due hereunder upon invoice from the Escrow Agent after the Escrow Termination Date. The obligations contained in this Section 5(a) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agreement.

(b) Indemnification. The Company and each Investor (to the extent of its interest in the Escrowed Property), jointly and severally, agree to indemnify, defend, protect, save and keep harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively the “Indemnitees”), from and against any and all direct losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, and costs or expenses therefrom, including without limitation reasonable fees and disbursements of counsel (collectively “Losses”), that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to or arising out of the execution, delivery or performance of this Escrow Agreement, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, the establishment of the Escrow Account, the acceptance or administration of the Escrowed Property and any payment, transfer or other application of funds pursuant to this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved and kept harmless to the extent such Loss was proximately caused by its own gross negligence or bad faith, as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction. The obligations contained in this Section 5(b) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agreement.

(c) Termination. Except as specifically set forth in Sections 5(a), 5(b) and 5(n) hereof, this Escrow Agreement shall terminate upon final distribution and disbursement of all of the Escrowed Property, including income and earnings thereon, in accordance with Section 3 hereof.

(d) Notices. All notices, instructions, directions, requests or other communications hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with immediate confirmation of receipt thereafter by telephone or otherwise), or sent by U.S. registered, certified or express mail, first class postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice, instruction, direction, request or communication shall be deemed given when so delivered personally, or sent by facsimile transmission (provided confirmation of receipt is received immediately thereafter); or if sent by express mail or overnight courier, one (1) Business Day after the date of delivery to a U.S. Post Office or the courier service marked for overnight delivery; or if so sent by registered or certified mail, seven (7) days after the date of deposit in the mails; in each case addressed to each party at its address set forth beneath its signature hereto or to such other address as a party hereto may specify from time to time by notice to each other party given as provided herein. For purposes of this Escrow

Agreement, the term “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the States of New Jersey or New York are required or authorized by law to close.

(e) Benefit of Agreement. This Escrow Agreement and all rights and obligations hereunder in and to the Escrowed Property and the Escrow Account and any and all written instruments evidencing investments made from the funds held in the Escrow Account shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(f) Amendment, Modification, Waiver and Consent. No amendment, modification or waiver of any provision of this Escrow Agreement, nor any consent to any departure therefrom, by any party hereto shall be valid or effective for any purpose unless the same shall be in writing and signed by the party to be charged therewith, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to, or demand on, any party for any purpose not specifically required of another hereunder shall not entitle the first party to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

(g) Conflicts and Severability. In the event of any conflict between the terms and provisions of this Escrow Agreement and those of the Stock Purchase Agreement, the terms and conditions of this Escrow Agreement shall control. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.

(h) No Interest of Third Parties. Except as expressly provided in Section 5(b), nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the parties hereto any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

(i) Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Escrow Agreement.

(j) Applicable Law and Forum. This Escrow Agreement and all amendments, modifications and waivers thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby irrevocably submits to the personal jurisdiction of the state and federal courts located within the City and State of New York with respect to any action, suit or proceeding relating to or arising from this Escrow Agreement. Each party hereto irrevocably waives (i) any claim or defense based upon improper venue or inconvenient forum with respect to any action, suit or proceeding brought in any such court and (ii) the right to trial by jury in any action, suit or proceeding relating to or arising under this Escrow Agreement. Each party waives personal service of process and consents to the service of process by the manner set forth in Section 5(d), in addition to any other method of service of process permitted by applicable law.

(k) Execution in Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, taken together, shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party hereto and delivered to each other party or such party’s representative.

(l) Resignation or Replacement of Escrow Agent.

(i) The Escrow Agent may at any time resign by giving not less than 30 days’ notice to the Company and the Investor Representative, or may be removed jointly by the Company and the Investor Representative by giving not less than 30 days’ notice to the Escrow Agent.

(ii) Any person or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer business of the Escrow Agent may be transferred, shall automatically be the Escrow Agent under this Escrow Agreement without further act.

(m) Ambiguity and Disputes.

(i) In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company, the Investor Representative, or any Investor, or other person or entity for refraining from taking such action, unless the Escrow Agent receives written instructions signed by the Company and the Investor Representative which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent.

(ii) If any dispute between or conflicting claims by or among the Company, the Investor Representative, or any Investor, or other person or entity with respect to this Escrow Agreement, the Escrowed Property or the Escrow Account arises, the Escrow Agent may, in its sole discretion, at its option (A) initiate an action in interpleader or another appropriate action, suit or proceeding in a court of competent jurisdiction seeking to resolve such dispute or claims and/or (B) refrain from complying with any claim, notice, instruction, direction, request or other communication, paper or document, so long as such dispute or conflict shall continue, and (in either case) shall be fully protected and shall not be liable in any way to the Company, the Investor Representatives, any Investor, or other person or entity for failure or refusal to comply with such conflicting claims, notices, instructions, directions, requests, communications, papers or documents until the Escrow Agent is satisfied, in its sole discretion, that such conflicting claims, notices, instructions, directions, requests, communications, papers or documents have been definitively determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent.

(n) Tax Issues. The parties acknowledge that the Escrow Agent does not have any interest in the Escrowed Property or the Escrow Account, but is serving only as escrow holder hereunder. Without limiting the foregoing, the Investors shall be responsible for any taxes relating to the Escrowed Property, the Escrow Account and funds on deposit therein and the income and earnings thereon. Any disbursements of the Escrowed Property or payments from the Escrow Account shall be subject to withholding taxes and regulations then in force under the United States Federal Income Tax Code. For tax purposes, the Escrow Agent shall report all income and earnings from the investment of the Escrowed Property to the extent such income or earnings are distributed by the Escrow Agent to any person or entity pursuant to this Escrow Agreement, as being allocated to such person or entity and. The Investors will provide the Escrow Agent with appropriate forms for tax certifications, as requested by the Escrow Agent. This Section 5(n) shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

(o) Compliance With Process. Notwithstanding anything in this Escrow Agreement to the contrary, if at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Agent, the Escrow Account or the Escrowed Property (including without limitation orders of attachment or garnishment or levies or injunctions), the Escrow Agent is authorized to comply therewith in any manner it deems appropriate, and shall be fully protected from doing so even if such order, judgement, decree, writ or process may be subsequently amended, modified, vacated or otherwise determined to be invalid or without legal force or effect.

(p) Representations. The Company and each Investor represents and warrants, as to itself, that it is a corporation duly organized, validly existing in good standing under its respective jurisdiction of organization. The Company and each Investor represents and warrants, as to itself, that it has all requisite power and authority to execute, deliver and perform its obligations under this Escrow Agreement and this Escrow Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, binding and enforceable obligations and the execution, delivery and performance by it of this Escrow Agreement do not and will not violate or require consent under any of its organizational documents, any law, statute, rule, regulation or ordinance or contract, agreement, instrument, indenture or other undertaking to which it is a party or by which it or its property may be bound. Investor Representative further represents and warrants that he has the irrevocable right, power and authority to act on behalf of and bind all of the Investors, to give and receive notices, instructions, directions, requests or other communications hereunder and to make determinations that may be necessary or appropriate under this Escrow Agreement.

(q) Merger Clause. This Escrow Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral or written agreements in regard thereto.

(r) Cumulative Remedies. The rights and remedies of the Escrow Agent set forth in this Escrow Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

CURON MEDICAL, INC.

By:
Name:
Title:

Taxpayer Identification Number:

Address for Notices:

ATLAS EQUITY I., LTD. in its capacity as the Investor Representative

By:
Name:
Title:

Address for Notices:

MELLON INVESTOR SERVICES LLC, as Escrow Agent

By:
Name:
Title:

Address for Notices:

85 Challenger Road
Ridgefield Park, NJ 07660
Attention: Relationship Manager

[INVESTOR]

By:
Name:
Title:

Taxpayer Identification Number:

Address for Notices:

Signature Page to Escrow Agreement

Schedule A

Schedule of Investors

MELLON INVESTOR SERVICES LLC

Schedule of Fees

As Cash Escrow Agent for

Private Placement

Facility & Set-Up Fee, per Escrow Account	$5,000.00

Payable at the start of the Billing Year, includes:

•	Dedicated Administrative Team

•	File Application on Multiple Systems

•	Daily Balancing/Proofing

•	Administrative & Operational Consultative Services

•	Interest Compilation & Calculation

•	Data Entry & System Updates

•	Quality Control

•	Check & Certificate Preparation Work

•	Standard 1099 Issuance & Tax Reporting, if necessary

•	Legal Items & Correspondence

Payments

• Checks per Distribution	$20.00/Check
• Wires per Distribution	$125.00/Wire

Out of Pocket Expenses	Additional

Including Postage, Printing, Stationery,

Overtime, Transportation, Microfilming, etc.

•	This proposal is based on the following terms:

•	Possibly 7 to 15 investors

•	Escrow Period of approximately 3 months

•	Total Amount of Escrow Proceeds being approximately $10 million

Exhibit C

Form of Legal Opinion (Second Closing)

            , 2005

To the Persons and Entities Listed on Schedule I to the

Curon Medical, Inc. Stock Purchase Agreement

Dated as of             , 2005

Re:    Curon Medical, Inc.

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement dated as of             , 2005 (the “Agreement”), by and among Curon Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities listed in Schedule I to the Agreement (the “Investors”), which provides for the issuance by the Company to the Investors of              shares of Common Stock of the Company in a second closing (the “Second Closing Shares”) and warrants (the “Second Closing Warrants”) initially exercisable for              shares of Common Stock of the Company in a second closing (the “Second Closing Warrant Shares”). The Second Closing Shares, the Second Closing Warrants, and the Second Closing Warrant Shares are referred to herein collectively as the “Securities.” This opinion is rendered to the Investors pursuant to Section          of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein. Reference in this opinion to the Agreement excludes any schedule or substantive agreement attached as an exhibit to the Agreement, unless otherwise indicated herein. The Agreement and the forms of the Second Closing Warrants are sometimes referred to collectively herein as the “Operative Documents.” Capitalized terms used herein have the same meanings given to them in the Agreement, unless otherwise defined herein.

We have acted as counsel for the Company in connection with the negotiation of the Agreement and the issuance of the Securities. As such counsel, we have made such legal and factual examinations and inquiries, as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of such corporate records of the Company, certificates of public officials and such other documents that we consider necessary or advisable for the purpose of rendering this opinion

In such examination, we have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) except as specifically covered in the opinions set forth below, the due authorization, execution and delivery on behalf of the respective parties thereto of documents referred to herein and the legal, valid and binding effect thereof on such parties; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and you.

As used in this opinion, the expression “to our knowledge,” “known to us” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

For purposes of this opinion, we are assuming that the Investors have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by the Investors in the Agreement and pursuant thereto are true and correct. We are also assuming that the Investors have purchased the Securities for value, in good faith and without notice of any adverse claims within the meaning of the Delaware General Corporation Law. We have also assumed that no offers or sales of the Securities have been made other than to “accredited investors” within the meaning of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”). Moreover, we have assumed that the offers and sales of the Securities have been conducted in the manner contemplated by the Agreement and, in this regard, we have relied upon the applicable representations, warranties, covenants and agreements contained in the Agreement and assumed compliance by the respective parties therewith.

We are members of the Bar of the State of California and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California.

In rendering the opinion in paragraph 1 below, we note that we have relied solely on certificates as of a recent date of the Secretary of State of Delaware and of the Secretary of State of California as to the good standing of the Company as a corporation incorporated under the laws of the State of Delaware and the State of California. In rendering the opinion in paragraph 6 below, we note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors.

The opinions hereinafter expressed are subject to the following additional qualifications:

(i) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(ii) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

(iii) We express no opinion with respect to the validity, binding nature or enforceability of any provisions of any Operative Documents imposing penalties or forfeitures, late payment charges upon delinquency in payment or the occurrence of a default to the extent they constitute a penalty or forfeiture or are otherwise contrary to public policy;

(iv) We express no opinion as to any provision of the Operative Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply;

(v) This opinion is qualified by the limitations imposed by statutes and principles of law and equity that provide that certain covenants and provisions of agreements are unenforceable where such covenants or provisions are unconscionable or contrary to public policy or where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing;

(vi) We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws; and

(vii) We express no opinion as to the enforceability of the indemnification and contribution provisions of the Agreement to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions.

Based upon and subject to the foregoing, and except as set forth in the SEC Documents, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in the State of California.

2. The Company has all requisite legal and corporate power to sell and issue the Securities under the Agreement.

3. The Second Closing Shares have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable and free of any pre-emptive or similar rights. The Second Closing Warrants have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable and free of any pre-emptive or similar rights. The Second Closing Warrant Shares to be issued upon exercise of the Second Closing Warrants have been duly authorized and reserved for issuance and, when such Second Closing Warrants have been exercised, issued and delivered against payment therefor in accordance with their terms, will be validly issued, fully paid and nonassessable and free of any pre-emptive or similar rights.

4. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, sale, issuance and delivery of the Second Closing Shares and the Second Closing Warrants has been taken.

5. The issuance of the Second Closing Shares and the Second Closing Warrants do not violate any provision of the Certificate of Incorporation or Bylaws, or any provision of any applicable federal or state law, rule or regulation known to us to be customarily applicable to transactions of this nature. The issuance of the Second Closing Shares and the Second Closing Warrants do not violate, or constitute a default under, any contract or agreement or instrument filed as an exhibit to the Company’s filings with the Securities and Exchange Commission pursuant to Item 601(b)(10) of Regulation S-K to which the Company is a party or by which the Company is bound.

6. Except as identified in the Agreement, and as disclosed in filings with the Securities and Exchange Commission, to our knowledge there are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency nor, to our knowledge, has the Company received any written threat thereof.

7. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Securities, except the (i) filing of an amended Form D pursuant to Regulation D under the Securities Act of 1933, as amended (ii) the registration of the Second Closing Shares, and the Second Closing Warrant Shares under the Securities Act of 1933, as amended, pursuant to the terms of the Agreement and after their initial issuance and sale by the Company; and (iii) the filing of a notification with the Nasdaq Stock Market for the listing of the Second Closing Shares and the Second Closing Warrant Shares.

8. Subject to the accuracy of the Investors’ representations in Section 3 of the Agreement, the offer, sale and issuance of the Securities in conformity with the terms of the Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Securities, and may not be relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may arise or be brought to our attention after the date of this opinion that may alter, affect or modify the opinions expressed herein.